EXHIBIT 16 - LETTER FROM FORMER ACCOUNTANT

Brian S. Nathanson, C.P.A.
Member:
American Institute of Certified Public Accountants
Tax Division
California Society of Certified Public Accountants

September 10, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re: Landmark International, Inc.
    SEC File No.: 0-26578

Ladies and Gentlemen:
    Relative to the change in auditors, we have read the statements made by Landmark International, Inc. We understand that these statements are being filed with the Commission, pursuant to Item 8 of the Company's Form l0-KSB report to be filed in September 1999. We agree with the statements concerning our firm in such Form 10-KSB.

Sincerely,

/s/
Brian S Nathanson, CPA

cc: Landmark International, Inc. William Kettle


31O1 West Coast Highway, Suite 210, Newport Beach, California 92663
Telephone: (949)574-8333 Facsimile: (949) 574-8334